Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-198047 on Form S-3 of our reports dated February 27, 2014, relating to the financial statements of Callaway Golf Company, and the effectiveness of Callaway Golf Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Callaway Golf Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

August 26, 2014